Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Palisade Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)(3)		Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Shares of Common Stock, par value $0.01 per share (4)	457(o)	-	-		$5,750,000	0.00015310	$880.33
Fees to Be Paid	Equity	Pre-funded warrants (4)(5)	457(g)	-	-		Included above	-	-
Fees to Be Paid	Equity	Shares of Common Stock issuable upon exercise of pre-funded warrants (4)	457(o)	-	-		Included above	-	-
Fees to Be Paid	Equity	Representative Warrants (5)	457(g)	-	-		-	-	-
Fees to Be Paid	Equity	Shares of Common Stock issuable upon exercise of Representative Warrants (6)	457(o)	-	-		569,250	0.00015310	$57.16

	Total Offering Amounts						$6,319,250		$967.46
	Total Fees Previously Paid					$			$967.46	(7)
	Total Fee Offsets						—		—
	Net Fee Due								$—

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.
(3)	Includes the price of additional shares of common stock that may be issued upon exercise of the over-allotment option granted to the underwriters to cover over-allotments, if any.
(4)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock, and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.
(5)	No fee pursuant to Rule 457(g) of the Securities Act.
(6)	The registrant has agreed to issue upon the closing of this offering, warrants (the “Representative Warrants”) to the representative of the underwriters entitling it to purchase up to 6% of the number of shares of common stock and pre-funded warrants sold in this offering. The exercise price of the Representative Warrants is equal to 165% of the public offering price of the securities offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the Representative Warrants is $569,250, which is equal to 165% of $345,000 (6% of $5,750,000).
(7)	Fee previously paid upon the initial filing and first amendment to the registration statement to which this exhibit is attached.